Exhibit 3.2.2

Amendment No. 2 to the

Restated Bylaws of

Western Sizzlin Corporation

The following amendment and restatement of Section 2.01 of the Restated Bylaws of Western Sizzlin Corporation was adopted by the unanimous written consent of the Board of Directors effective November 30, 2005, to read as follows:

“ARTICLE II

STOCKHOLDERS

Section 2.01 Annual Meeting.

(a)           Date, Time and Place. The annual meeting of the stockholders shall be held on the third Wednesday in the month of May in each year, beginning with the year 2006, at the hour of 10:00 o’clock a.m., for the purpose of electing directors and for the transaction of other proper business as may come before the meeting. If the day fixed for the annual meeting shall be a legal holiday in the State of Delaware, such meeting shall be held on the next succeeding business day. If the election of directors shall not be held on the day designated for the annual meeting of the stockholders, or at any adjournment thereof, the Board of Directors shall cause the election to be held at a special meeting of the stockholders to be called as soon thereafter as practical.

(b)           Authority to Make Nominations and Submit Proposals. Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (i) pursuant to the Corporation’s notice at meeting, (ii) by or at the direction of the Board of Directors, or (iii) by any stockholder of the Corporation who was a stockholder of record at the time of giving of the notice provided for in this Bylaw, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Bylaw.

(c)           Procedure for Stockholders to Make Nominations and Submit Proposals. For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Subsection (b) of this Bylaw, the stockholder must have given timely notice in writing to the Secretary of the Corporation and it must otherwise be a proper matter for stockholder action. To be timely, a stockholder’s notice must be delivered to the Secretary at the principal executive offices of the Corporation not less than sixty (60) days nor more than ninety (90) days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than thirty (30) days or delayed by more than sixty (60) days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the ninetieth (90th) day prior to such annual meeting and not later than the close of business on the later of the sixtieth (60th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. Such stockholder’s notice shall set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (ii) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (a) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, and (b) the class and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner.

(d)           Increase in Number of Directors. Notwithstanding anything in the second sentence of Subsection (c) of this Bylaw to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least seventy (70) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Bylaw shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

(e)           Exclusive Nominating Process. Only such persons who are nominated in accordance with the procedures set forth in these Bylaws shall be eligible to serve as directors and only such business shall be conducted at an annual meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in these Bylaws. The chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such defective proposed business or nomination shall be disregarded.

(f)           Public Announcement Defined. For purposes of these Bylaws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, the Associated Press or a comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

(g)          Compliance with Exchange Act. Notwithstanding the foregoing provisions of this Bylaw, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Bylaw. Nothing in this Bylaw shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.”

Dated as of November 30, 2005.

/s/ Robyn B. Mabe
Robyn B. Mabe, Secretary